UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2005

BRADLEY PHARMACEUTICALS, INC.
(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation)	0-18882 (Commission File Number)	22-2581418 (IRS Employer Identification No.)

383 Route 46 West, Fairfield, New Jersey (Address of principal executive offices)	07004 (Zip Code)

Registrant’s telephone number, including area code: (973) 882-1505

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_|	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_|	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

        In its Current Report on Form 8-K filed on April 28, 2005, Bradley Pharmaceuticals, Inc. (the “Company”) reported that (i) it had received a notice from a beneficial holder of the Company’s 4% Convertible Senior Subordinated Notes due 2013 (the “Convertible Notes”) claiming a default under the related indenture (the “Indenture”) as a result of the Company’s failure to file its Annual Report on Form 10-K; and (ii) such a default, if not cured within 30 days after receipt of that notice, would constitute an event of default entitling the trustee or note holders to accelerate maturity of the Convertible Notes, which have an aggregate principal amount of $37 million.

        On June 1, 2005, the Company received a subsequent notice from that beneficial noteholder advising that the Company’s failure to cure such default now constituted an event of default under the Indenture and declaring the principal of the Convertible Notes and interest thereon to be due and payable. However, in light of the notice described below relating to the Company’s credit facility, no payment may be made to the noteholders under the Indenture with respect to the Convertible Notes until the end of the Payment Blockage Period described below.

        In accordance with the Indenture, the administrative agent for the lenders that are party to the Company’s $125 million credit facility sent a notice on May 20, 2005 (the “Payment Blockage Notice”) to the trustee under the Indenture advising the trustee that certain non-payment defaults exist under the credit facility and electing to effect a Payment Blockage Period under the Indenture. The credit facility represents indebtedness that is senior to the Convertible Notes.

        Under the Indenture, a “Payment Blockage Period” means the period commencing upon receipt by the trustee of the Payment Blockage Notice and ending on the earliest of:

•	179 days thereafter (provided that the senior indebtedness to which the non-payment default relates has not been accelerated);
•	The date on which the non-payment default is cured, waived or ceases to exist;
•	The date on which the senior indebtedness is discharged or paid in full; or
•	The date on which the Payment Blockage Period is terminated by written notice to the trustee from the representative of the senior indebtedness initiating the Payment Blockage Period.

        In addition, the Company and Wachovia Bank, National Association, the administrative agent for the lenders that are party to the Company’s $125 million credit facility, have reached an agreement in principle, subject to the execution of standard commitment documents that will contain customary terms and conditions, pursuant to which a new comprehensive financing solution for the Company is anticipated to be implemented during the first half of the Company’s third quarter. This financing will enable the Company to satisfy in its entirety all obligations under the Convertible Notes and provide the Company with both term and revolving credit facilities. Upon closing of this new facility, the Company’s existing credit facility and the Convertible Notes will each be extinguished.

Item 9.01.	Financial Statements and Exhibits.

        The following exhibit is filed pursuant to Item 601 of Regulation S-K:

No.	Description

99.1	Press Release, dated June 7, 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRADLEY PHARMACEUTICALS, INC.

By:	/s/ Daniel Glassman
Daniel Glassman Chairman of the Board, President and Chief Executive Officer

Dated: June 7, 2005

EXHIBIT LIST

No.	Description

99.1	Press Release, dated June 7, 2005.